WALNUT-PIXLEY, L.P.









                                TABLE OF CONTENTS


                                                                         PAGE

INDEPENDENT AUDITOR'S REPORT                                               1

FINANCIAL STATEMENTS

         BALANCE SHEETS                                                    2-3

         STATEMENTS OF OPERATIONS                                          4-5

         STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                        6

         STATEMENTS OF CASH FLOWS                                          7

NOTES TO FINANCIAL STATEMENTS                                              8-14

                            FLIESHER AND DISHMAN LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                      770 THE CITY DRIVE SOUTH, SUITE 3100
                            ORANGE, CALIFORNIA 92868
                            ------------------------

                      TEL (714) 663-1040 FAX (714) 740-0065



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



To The Partners of Walnut-Pixley, L.P.
Orange, California


We have  audited  the  accompanying  balance  sheets of  Walnut-Pixley,  L.P. (a
California limited partnership) as of December 31, 2002 and 2001, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's general partner and contracted management agent. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partner and contracted management agent, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walnut-Pixley, L.P. at December 31, 2002 and 2001, and its results of operations, changes in partners' capital and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.






January 25, 2003

                               WALNUT-PIXLEY, L.P.
                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001


                                     ASSETS
                                     ------


                                                                                                   2002              2001
                                                                                                   ----              ----
INVESTMENT IN RENTAL PROPERTY
-----------------------------
  Land                                                                                    $     689,540      $     689,540
  Land Improvements                                                                             166,776            166,776
  Buildings                                                                                   1,860,158          1,860,158
  Furniture and appliances                                                                       51,234             51,234
                                                                                        ---------------    ---------------
                                                                                              2,767,708          2,767,708
  Less accumulated depreciation                                                                (631,820)          (576,581)
                                                                                         --------------     --------------

                                                                                              2,135,888          2,191,127
                                                                                          -------------      -------------

OTHER ASSETS
------------
  Cash                                                                                           77,952             70,832
  Reserve funds for operations and replacements                                                  83,946             80,249
  Tenant security deposits                                                                        8,301              8,192
  Receivable - laundry                                                                               60                 35
  Prepaid expenses                                                                                1,812              1,522
  Deposit - utilities                                                                               386                386
  Loan fees, less accumulated amortization of $3,842
            and $3,390, respectively                                                              9,713             10,165
                                                                                       ----------------    ---------------
                                                                                                182,170            171,381
                                                                                         --------------     --------------




            TOTAL ASSETS                                                                    $ 2,318,058        $ 2,362,508
                                                                                            ===========        ===========


                             See accompanying notes.

                               WALNUT-PIXLEY, L.P.
                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001


                        LIABILITIES AND PARTNERS' CAPITAL
                        ---------------------------------



                                                                                                   2002                 2001
                                                                                                   ----                 ----
LIABILITIES
-----------
  Accounts payable and accrued expenses                                                   $       8,359      $      10,436
  Accrued interest                                                                               62,597             62,671
  Accrued management fee                                                                            956                881
  Tenant security deposits payable                                                                8,266              8,064
  Notes payable                                                                               1,674,760          1,692,906
                                                                                            -----------        -----------


            TOTAL LIABILITIES                                                                 1,754,938          1,774,958
                                                                                            -----------        -----------


PARTNERS' CAPITAL                                                                               563,120            587,550
                                                                                           ------------       ------------










            TOTAL LIABILITIES AND PARTNERS' CAPITAL                                         $ 2,318,058        $ 2,362,508
                                                                                            ===========        ===========














                             See accompanying notes.

                               WALNUT-PIXLEY, L.P.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001





                                                                                                   2002               2001
                                                                                                   ----               ----
INCOME
------
  Total gross potential rents                                                            $      160,906     $      150,526
  Less vacancy loss                                                                                (347)              (674)
                                                                                     ------------------  -----------------
                                                                                                160,559            149,852
Other Income
     Interest income                                                                              1,827              3,865
     Laundry income                                                                               1,128              1,026
     Damages, cleaning fees, late charges                                                           408                134
                                                                                      -----------------  -----------------

            TOTAL INCOME                                                                        163,922            154,877
                                                                                         --------------     --------------

ADMINISTRATIVE
--------------
  Renting expenses                                                                                1,194              1,089
  Office expenses                                                                                 1,278              1,887
  Management fee                                                                                 11,239             10,489
  Accounting services                                                                             1,450              1,450
  Audit fee                                                                                       4,500              4,500
  Telephone                                                                                         650                722
  Computer charges                                                                                  307                345
  Bad debt expense                                                                                    -                 14
                                                                                     ------------------  -----------------

            TOTAL ADMINISTRATIVE                                                                 20,618             20,496
                                                                                         --------------     --------------

UTILITIES
---------
  Electricity                                                                                     3,114              3,163
  Water/sewage                                                                                    3,564              3,924
  Gas                                                                                               858              1,165
                                                                                       ----------------    ---------------

            TOTAL UTILITIES                                                                       7,536              8,252
                                                                                        ---------------    ---------------












                             See accompanying notes.

                               WALNUT-PIXLEY, L.P.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
                                   (continued)


                                                                                                   2002               2001
                                                                                                   ----               ----
OPERATING AND MAINTENANCE
-------------------------
  Janitorial and supplies                                                               $         1,584    $         1,543
  Contract maintenance and repairs                                                               12,181             17,475
  Grounds contract and supplies                                                                   5,212              4,623
  Fire sprinkler monitoring service                                                                 638                618
  Payroll taxes and worker's comp                                                                   349                287
  Trash removal                                                                                   2,528              2,077
                                                                                        ---------------    ---------------

            TOTAL OPERATING AND MAINTENANCE                                                      22,492             26,623
                                                                                         --------------     --------------

INSURANCE AND TAXES
-------------------
  Property and comprehensive insurance                                                            3,377              3,073
  Property taxes                                                                                    987                932
  California franchise tax                                                                          800                800
                                                                                        ---------------   ----------------

            TOTAL INSURANCE AND TAXES                                                             5,164              4,805
                                                                                         --------------    ---------------

            TOTAL OPERATING EXPENSES                                                             55,810             60,176
                                                                                          -------------     --------------

            NET OPERATING INCOME                                                                108,112             94,701
                                                                                           ------------     --------------

OTHER EXPENSES
--------------
  Interest                                                                                       76,851             77,716
  Amortization                                                                                      452                452
  Depreciation                                                                                   55,239             58,114
                                                                                         --------------     --------------

            TOTAL OTHER EXPENSES                                                                132,542            136,282
                                                                                          -------------      -------------

            NET LOSS                                                                      $     (24,430)     $     (41,581)
                                                                                          =============      =============













                             See accompanying notes.

                               WALNUT-PIXLEY, L.P.
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                     Limited           General
                                                      Partner          Partner                   Total
                                                    -------------------------------------------------------------


  Balance, January 1, 2001                           $    622,815              $    6,316           $    629,131

  Net Loss 2001                                           (41,165)                   (416)               (41,581)
                                                    -------------------------------------------------------------

  Balance, December 31, 2001                              581,650                   5,900                587,550

  Net Loss 2002                                           (24,186)                   (244)               (24,430)
                                                    -------------------------------------------------------------

  Balance, December 31, 2002                         $    557,464              $    5,656           $    563,120
                                                     ============================================================

  Partnership percentage                                    99.00%                   1.00%                   100%





























                             See accompanying notes.

                               WALNUT-PIXLEY, L.P.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001




                                                                                                  2002                2001
                                                                                                  ----                ----

OPERATING ACTIVITIES
--------------------
  Net loss                                                                                 $    (24,430)      $    (41,581)
  Adjustment to reconcile net loss to net cash provided
  by operating activities:
     Depreciation and amortization                                                               55,691             58,566
     Decrease (Increase) in:
        Accounts receivable                                                                         (25)                (6)
        Prepaid expense                                                                            (290)                29
     Increase (Decrease) in:
        Accounts payable and accrued expenses                                                    (2,002)             2,876
        Accrued interest payable                                                                    (74)               (69)
        Tenant security deposit payable, net                                                         93                (80)
                                                                                           -------------      ------------

         NET CASH PROVIDED BY OPERATING ACTIVITIES                                               28,963             19,735
                                                                                           -------------      ------------

INVESTING ACTIVITIES
--------------------
     Deposits to reserve and interest earned                                                     (6,497)            (6,644)
     Withdrawals from reserve for replacements                                                    2,800              4,767
     Addition to building improvements                                                                -             (1,977)
                                                                                           -------------      ------------

         NET CASH USED IN INVESTING ACTIVITIES                                                   (3,697)            (3,854)
                                                                                           -------------      ------------

FINANCING ACTIVITIES
--------------------
     Principal payments on debt                                                                 (18,146)           (17,286)
                                                                                           -------------      ------------

             NET CASH USED IN FINANCING ACTIVITIES                                              (18,146)           (17,286)
                                                                                           -------------      ------------

NET INCREASE AND DECREASE IN CASH                                                                 7,120             (1,405)

CASH - AT BEGINNING OF YEAR                                                                      70,832             72,237
                                                                                           -------------      ------------

CASH - AT END OF YEAR                                                                      $     77,952       $     70,832
                                                                                           =============      ============



SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest                                                     $     76,925       $     77,785
                                                                                           ============       ============




                             See accompanying notes.

                               WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


  NOTE 1 -    ORGANIZATION
              ------------

              Walnut-Pixley, L.P. (the "Partnership"), a California Limited Partnership, was formed in November of 1992 to construct and operate two apartment projects, in Orange, California. Walnut Courts is a 7-unit complex for families of 3 or more; and Pixley Arms is a 15-unit complex for senior citizens' age 62 or older. The Projects are rented to low-income tenants and is operated in a manner necessary to qualify for Federal Low-Income Housing Tax Credits as provided for in Section 42 of the Internal Revenue Code.

              The general partner of the partnership is Walnut-Pixley, Inc., a California Nonprofit Corporation and the limited partner is WNC California Housing Tax Credits L.P., a California Limited Partnership.

  NOTE 2 -    SUMMARY OF ACCOUNTING POLICIES
              ------------------------------

              A summary of the  partnership's  significant  accounting  policies
              applied  in  the   preparation  of  the   accompanying   financial
              statements are as follows:

              METHOD OF ACCOUNTING

              The accrual method of accounting is used; this method reflects revenue when earned, which may be prior to receipt, and expenses as incurred, which may be prior to payment. Rental income reflects the gross potential rent that may be earned. Vacancies are shown separately as a reduction in rental income.

              DESCRIPTION OF LEASING ARRANGEMENT

              The partnership leases affordable housing to tenants of low-income under noncancelable operating leases with an initial term of six months. After the initial lease term, the agreement is on a month-to-month basis. Certain tenants receive assistance from Orange County Housing Authority in meeting their rental obligation.

              SK Management  Company,  LLC, has been  contracted  with to verify tenant eligibility, maintain records and issue annual recertifications. A report of compliance is submitted annually to the general partner and Orange Housing Redevelopment Agency.

              TENANT RENT RECEIVABLE

              It is the practice of the Walnut-Pixley, L.P., to expense uncollectibles only after exhausting all efforts to collect the amounts due. No allowance for doubtful accounts is used and management believes all amounts will be collected in full.

                               WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




NOTE 2 -      SUMMARY OF ACCOUNTING POLICIES (continued)
              ------------------------------------------

              PROPERTY, EQUIPMENT AND DEPRECIATION

              Property and equipment are recorded at cost. Depreciation expense is computed under the straight-line method over the estimated useful lives of the assets of 12 to 40 years.

              For tax purposes, accelerated methods are used to amortize the cost of furniture, furnishings and equipment over 5 to 7 years and land improvements over 15 years while the building is depreciable using the straight-line method over a 27 1/2 year period.

              LOAN FEES

              Costs associated with the placement of the permanent financing are capitalized and amortized over the term of the mortgage (30 years) using the straight-line method.

              INCOME TAXES

              No provision for income taxes has been included in these financial statements, except for the California Franchise Tax of $800, since the Partnership is a pass-through entity for tax purposes; all income, losses, and credits are reported individually by the partners of the Partnership.

              USE OF ESTIMATES

              The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




NOTE 3 -      RECONCILIATION OF FINANCIAL STATEMENTS TO TAX RETURN
              ----------------------------------------------------

              A reconciliation of the financial statement net loss to the income tax loss for the period  ended  December  31,  2002 is as follows:
                                                                                                 2002
                                                                                            -----------

                           Financial statement net loss                                    $   (24,430)

                           Difference between depreciation and amortization
                             recorded for financial statement and tax purposes                 (22,886)
                                                                                            -----------

                           Loss for income tax purposes                                    $   (47,316)
                                                                                            ===========

NOTE 4 -      LOW-INCOME HOUSING TAX CREDITS (UNAUDITED)
              ------------------------------------------

              Pursuant to a Final Reservation letter issued by the California Tax Credit Allocation Committee, the partnership is entitled to Federal Credits of $151,848 annually for each of ten years beginning with the year in which the building is placed in service. The State Credits of $671,152 awarded by California have been fully utilized by the partners. Recapture of the credits can occur during the compliance period of 15 years. During 2002, $151,848 credits were utilized. As of December 31, 2002, the tax credits taken to date is as follows:

                                  Year            Federal            California
                                  ----            -------            -----------
                                  1994        $   113,886             $  187,251
                                  1995            151,848                 87,251
                                  1996            151,848                187,251
                                  1997            151,848                109,399
                                  1998            151,848                      -
                                  1999            151,848                      -
                                  2000            151,848                      -
                                  2001            151,848                      -
                                  2002            151,848                      -
                                                ------------         -----------

                                               $1,328,670             $  671,152
                                               ==========             ==========

                              WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


NOTE 5 -      FUNDED RESERVE
              --------------

              The Partnership is required by the rider to the deed of trust with the California Federal Bank loan to establish a reserve fund and make monthly deposits for replacement and general operating reserves in the amount of 3 percent of monthly gross income. Monthly deposits may be discontinued when reserves equal 25 percent of annual gross income or $38,722. Accordingly, the bank commitment for the reserves has been satisfied.

              The partnership agreement requires $6,300 to be set aside for replacements, annually.

              The reserve fund activity is summarized below:

                            Balance, January 1, 2002                   $  80,249
                            Interest Income                                  197
                            Additions                                      6,300
                            Withdrawals - Roofing and carpet             (2,800)
                                                                      ----------

                            Balance, December 31, 2002                 $  83,946
                                                                       =========

  NOTE 6 -    ALLOCATION OF PROFITS, LOSSES AND TAX CREDITS
              ---------------------------------------------

              Profits, losses and tax credits are allocated in accordance with the Partnership Agreement. Profits and losses from operations and losses from nonrecourse deductions and low-income housing tax credits in any one year shall be allocated 99% to the Limited Partner and 1% to the General Partner. All other losses shall be allocated, to the extent allowable under section 704(b) of the Internal Revenue Code, 99% to the Limited Partner and 1% to the General Partner.

  NOTE 7 -    CONTINGENCY
              -----------

              The project's low-income housing tax credits are contingent on its ability to maintain compliance with applicable provisions of
              Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital of the limited partner.

  NOTE 8 -    RELATED PARTY TRANSACTION
              --------------------------

              The Partnership purchased the land on the installment basis from Walnut-Pixley, Inc., the general partner, for $681,540. The unpaid accrued interest balance, related to this note, at December 31, 2002, is $59,067.

                               WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001





  NOTE 9 -    LIMITATIONS ON DISTRIBUTIONS TO PARTNERS
              -----------------------------------------

              The Regulatory Agreement with TCAC allows annual cash distributions from the operation of the project, after funding required reserves, equal to the greater of; (1) 8 percent of the lesser of the owners capital contribution actually paid in or 20 percent the adjusted basis of the project at the close of the first year of the credit period [lesser of $86,818 or $539,361]; or (2) the amount of net cash flow from the units in the project that are not low-income units [zero].

              The Partnership Agreement specifies distributions of cash in the following order; (1) $2,500 per year to the limited partners, (2) the balance thereof, if any, shall be distributed annually to the general partner.

              The Partnership Agreement also provides for amounts and priorities of distributions to partners upon the occurrence of certain specified events such as the sale of the property, refinancing of the mortgage of dissolution of the partnership.

              There was operating cash flow for the year ended December 31, 2002, in the amount of $7,120 of which is payable to the limited partner.

                               WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


  NOTE 10 -   NOTES PAYABLE
              -------------

                                                                                                 Total             Current
                                                                                                 Liability         Portion
                                                                                                 ---------         -------

              Note payable to California Federal Bank secured by a deed of trust dated September 1, 1994, in the original amount of $475,000. The note is amortized over 30 years at a 7.75% interest rate. The monthly payments are $3,402.96. All other notes are subordinated to this note. Amount other covenants under this agreement, the company has given the lender a security interest in all personal property and fixtures, all existing and future rents, and the requirement to maintain a fund for replacements and general operating reserves.

              The interest  expense  incurred for 2002 was $33,536 and $2,773 is
              payable at December 31, 2002.                                                $      429,357     $      7,885

              Note payable to Orange Housing Authority dated December 15, 1992, in the original amount of $325,000. Interest shall accrue at 3% starting January 1, 1995. Payments of principal and interest shall be made in amounts sufficient to fully amortize the outstanding balance of $354,250 over a 25-year period starting January 1, 1998. The monthly payments are $1,679.90. The note is secured by a deed of trust.

              The  interest  expense  incurred  for 2002 was  $9,238 and $757 is
              payable at December 31, 2002.                                                       302,903           11,225

              Unsecured note payable to Walnut-Pixley, Inc., (General Partner) dated December 7, 1992 in the original amount of $681,540.
              Interest shall accrue at 5 percent starting  December 7, 1992. The note is due and payable in the 55th year from the date of the note.

              The interest  expense incurred for 2002 was $34,077 and $59,067 is
              payable at December 31, 2002.                                                       681,540                0

                               WALNUT-PIXLEY, L.P.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



NOTE 10 -     NOTES PAYABLE (Continued)
              -------------------------

                                                                                          Total             Current
                                                                                         Liability          Portion
                                                                                         ---------          -------

              Note  payable to Orange  Redevelopment  Agency  dated  December 9,
              1992, in the original amount of $317,200. At completion of construction, the Agency released the partnership from repaying
              $56,240. The resulting net amount of the note is $260,960. No interest shall accrue until the 16th year, at which time interest will accrue at 3% annually. Payments of principal and interest shall be made in amounts sufficient to fully amortize the outstanding balance over a 10-year period commencing with the 15th anniversary date of the project placed in service date. The note is secured by a deed of trust.

              The interest expense incurred for 2002 was $0 and $0 is payable at December 31, 2002.


                                                                                                  260,960                0
                                                                                             ------------      -----------
                                                                          TOTAL              $  1,674,760      $    19,110
                                                                                             ============      ===========

              Principal payments required on the notes payable for each of the following five years are as follows:



                                     Mortgage                OHA           W-P INC.              RDA                Total
                                     --------                ---           --------              ---                -----

                  2003            $      7,885         $  11,225                                              $    19,110
                  2004                   8,519            11,567                                                   20,086
                  2005                   9,203            11,918                                                   21,121
                  2006                   9,942            12,281                                                   22,223
                  2007                  10,740            12,655                                                   23,395
                  Thereafter           383,068           243,257           681,540            260,960         $ 1,568,825
                                                                                                               -----------

                                                                                              TOTAL           $ 1,674,760
                                                                                                               ===========